Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2021 First Quarter Financial Results
•Sales for the quarter were $105.9 million, slightly better than guidance
•Net loss was $11.9 million
•Adjusted EBITDA* loss was $0.5 million
•Bookings for the quarter continued sequential improvement to $120.0 million
•Backlog at the end of the quarter was $297.5 million
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
EAST AURORA, NY, May 6, 2021 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three months ended April 3, 2021.
Peter J. Gundermann, the Company’s President and CEO, commented, “As we expected, our first quarter was a slow start to the year. However, our Aerospace bookings continue to recover, increasing 36% sequentially from the fourth quarter, resulting in our first positive Aerospace book-to-bill ratio of 1.23 since the pandemic began over a year ago. We are encouraged that the industry seems poised for recovery as the pandemic comes under control.”
First Quarter Summary and Review of Major Markets
First quarter revenue was $105.9 million, down 32.8% from the comparator period of 2020. The Company incurred a net loss of $11.9 million and an adjusted EBITDA loss of $0.5 million, or 0.5% of sales.
The Company evaluates three revenue streams to monitor demand and analyze the impact of the pandemic to its business. These are (1) the commercial aircraft market, which includes OEM line fit and airline aftermarket business, (2) defense and other government markets, and (3) general aviation.
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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

•Commercial aerospace continues to be heavily impacted by the pandemic and was
$38.2 million, or 36% of total revenue in the quarter, compared with $102.8 million, or 65% of total revenue in the first quarter of 2020. Narrow body aircraft build rates are expected to improve through 2021 from current levels as production of the 737 MAX picks up. The aftermarket is expected to strengthen over the course of the year as aircraft utilization and load factors increase.
•Defense and government markets, including our military aircraft sales and test segment sales*, have remained strong through the pandemic. Sales to these markets were
$45.4 million, or 43% of first quarter revenue in 2021, up from $33.0 million, or 21% in the comparator period of 2020.
•General aviation sales were $14.0 million, representing about 13% of first quarter revenue in 2021. This compares with $15.0 million, or 10% of revenue in the comparator period. Most of general aviation revenue is line fit production driven by the manufacture of new aircraft, although there is some amount of aftermarket business as well. Demand for private aircraft has recovered quickly and is expected to result in higher aircraft production rates in the near future.
•Other revenue was about 8% of total revenue in the first quarter of 2021.
*Test segment sales discussed in Defense and Government markets for 2020 excludes sales to the semiconductor industry.
Liquidity and Financing
In May 2020, the Company executed an amendment to its credit agreement (the “amended facility”) which reduced the revolving credit line from $500 million to $375 million. The amended facility suspended the application of the maximum net leverage ratio covenant up through and including the second quarter of 2021. The maximum net leverage ratio on a trailing twelve-month basis will resume at 6.00 to 1 for the third quarter of 2021, 5.50 to 1 for the fourth quarter of 2021, 4.50 to 1 for the first quarter of 2022, and return to 3.75 to 1 in the second quarter of 2022 and thereafter. As of April 3, 2021, the Company had $173.0 million drawn on the facility, with net debt of $142.3 million.
In addition, through the second quarter of 2021, other financial covenants require the Company to maintain a minimum interest coverage ratio of 1.75x on a quarterly basis, except for the first quarter of 2021, which was set at 1.50x. Also, through the third quarter of 2021, the Company must maintain minimum liquidity, defined as unrestricted cash plus the unused revolving credit commitments, of $180 million at all times. The amended facility also temporarily restricts certain activities, including acquisitions and share repurchases, and requires mandatory prepayments during the suspension period when the Company’s cash balance exceeds $100 million.
Cash used in operations totaled $6.9 million in the first quarter. The Company was compliant with its debt covenants as of the end of the first quarter and expects to remain compliant.
In February 2021, the Company was notified by the acquirer of its semiconductor business, which was sold in February 2019, that $10.7 million is payable to the Company for earnouts related to 2020. In April 2021, the acquirer provided a revised calculation, indicating, rather, that $7.1 million is payable to the Company for the 2020 earnout. The Company is currently reviewing the calculations and underlying data and expects to record the additional gain on the sale when that review is complete and the issue resolved.
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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

First Quarter Results

	Three Months Ended
($ in thousands)	April 3, 2021	March 28, 2020	% Change

Sales	$105,857	$157,584	(32.8)%
Loss from Operations	$(9,512)	$(67,556)	(85.9)%
Operating Margin %	(9.0)%	(42.9)%
Net Loss	$(11,909)	$(66,963)	(82.2)%
Net Loss %	(11.3)%	(42.5)%
*Adjusted EBITDA	$(496)	$16,763	(103.0)%
*Adjusted EBITDA Margin %	(0.5)%	10.6%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
First Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down $51.7 million. Aerospace sales were down $59.7 million from the 2020 first quarter, which had been largely unaffected by the COVID pandemic. Test System sales increased $7.9 million.
Consolidated operating loss was $9.5 million, compared with operating loss of $67.6 million in the prior-year period. The loss in the first quarter of 2021 was due to low volume related to the continued impacts of the COVID-19 pandemic on the global aerospace industry. The prior-year period reflected non-cash goodwill and other asset impairment charges of $74.4 million in the aerospace segment due to revised expectations regarding future operating results as the COVID-19 pandemic took hold.
Consolidated net loss was $11.9 million, or $0.39 per diluted share, compared with net loss of
$67.0 million, or $2.17 per diluted share, in the prior year. The after-tax impact of the prior year impairment was $68.8 million, or $2.23 per diluted share.
Consolidated adjusted EBITDA loss was $0.5 million, or 0.5% of consolidated sales, compared with adjusted EBITDA of $16.8 million, or 10.6% of consolidated sales, in the prior-year period.
Bookings were $120.0 million resulting in a book-to-bill ratio of 1.13:1. Backlog at the end of the quarter was $297.5 million. Approximately $217.2 million, or 73%, of backlog is expected to ship in the remainder of 2021.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales decreased $59.7 million, or 42.3%, to $81.4 million. Sales continued to be negatively affected by low commercial aircraft build rates and a weak commercial aircraft aftermarket as airlines have reduced spending and grounded aircraft due to the global COVID-19 pandemic.
Aerospace segment operating loss was $5.6 million compared with operating loss of $63.1 million for the same period last year. Leverage lost on reduced sales significantly impacted operating results. Aerospace operating profit in the prior-year period was impacted by goodwill and other asset impairment charges of $74.4 million, as previously discussed.
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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

Aerospace bookings in the first quarter of 2021 improved sequentially by 36%, to $100.5 million, for a book-to-bill ratio for the quarter of 1.23:1. Backlog was $210.2 million at the end of the first quarter of 2021.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2021 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $24.4 million, up $7.9 million compared with the prior-year period.
Test Systems operating profit was $1.2 million, or 4.9% of sales, compared with $0.7 million, or 4.4% of sales, in the first quarter of 2020. Operating profit in the first quarter of 2021 was negatively affected by $0.9 million in legal fees related to infringement claims. Operating results in 2020 benefited from $1.6 million in semiconductor warranty revenue.
Bookings for the Test Systems segment in the quarter were $19.5 million, for a book-to-bill ratio of 0.80:1 for the quarter. Backlog was $87.4 million at the end of the first quarter of 2021.
2021 Outlook
Mr. Gundermann commented, “We are pleased with the continued strong demand for our Test business, which had core sales up 64% over last year. We also are encouraged by the consistent sequential ramping of Aerospace bookings since the second quarter of last year. We are optimistic that demand will strengthen as 2021 progresses, but it is too early to forecast results confidently. However, we expect our revenue in the second quarter to be about $115 million. Our goals remain to generate cash and reduce debt. Evidence suggests that our largest market, which is dependent upon the health of the commercial airline industry, will recover when and where the pandemic comes under control. While we are making strides in the U.S., we look forward to progress in this regard worldwide through the remainder of this year.”
Our expectation for capital expenditures for 2021 remain unchanged at approximately $10 million to $11 million.
First Quarter 2021 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13718343. The telephonic replay will be available from 2:00 p.m. on the day of the call through Thursday, May 13, 2021. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being cash positive in 2021, the recovery of the commercial aerospace market, the opportunities to leverage capabilities in other markets and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/3/2021	3/28/2020
Sales	$105,857	$157,584
Cost of products sold	91,584	121,865
Gross profit	14,273	35,719
Gross margin	13.5%	22.7%

Selling, general and administrative	23,785	28,867
SG&A % of sales	22.5%	18.3%
Impairment loss[1]	—	74,408
Loss from operations	(9,512)	(67,556)
Operating margin	(9.0)%	(42.9)%

Other expense, net of other income	534	388
Interest expense, net	1,758	1,333
Loss before tax	(11,804)	(69,277)
Income tax expense (benefit)	105	(2,314)
Net loss	$(11,909)	$(66,963)
Net loss % of sales	(11.3)%	(42.5)%

*Basic loss per share:	$(0.39)	$(2.17)
*Diluted loss per share:	$(0.39)	$(2.17)

*Weighted average diluted shares outstanding (in thousands)	30,903	30,814

Capital expenditures	$1,905	$2,793
Depreciation and amortization	$7,453	$7,971

1 Impairment loss primarily represents the goodwill impairment charges incurred in the Aerospace segment. Full impairment charges totaling $73.7 million were recorded in Q1 2020 for goodwill associated to the CSC, PGA and CCC reporting units and a partial goodwill impairment was recorded at the PECO reporting unit.

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/3/2021	3/28/2020
Sales
Aerospace	$81,430	$141,137
Less inter-segment	(14)	(67)
Total Aerospace	81,416	141,070

Test Systems	24,745	16,553
Less inter-segment	(304)	(39)
Total Test Systems	24,441	16,514
Total consolidated sales	105,857	157,584

Segment operating loss and margins
Aerospace	(5,563)	(63,145)
	(6.8)%	(44.8)%
Test Systems	1,189	722
	4.9%	4.4%
Total segment operating loss	(4,374)	(62,423)

Interest expense	1,758	1,333
Corporate expenses and other	5,672	5,521
Loss before taxes	$(11,804)	$(69,277)

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges and gains or losses associated with the sale of businesses, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended
	4/3/2021	3/28/2020
Net loss	$(11,909)	$(66,963)
Add back (deduct):
Interest expense	1,758	1,333
Income tax expense (benefit)	105	(2,314)
Depreciation and amortization expense	7,453	7,971
Equity-based compensation expense	2,097	1,703
Goodwill and other asset impairments	—	74,408
Restructuring-related charges including severance	—	518
Equity investment loss	—	107
Adjusted EBITDA	$(496)	$16,763

Sales	$105,857	$157,584
Adjusted EBITDA margin	(0.5)%	10.6%

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	4/3/2021	12/31/2020
ASSETS
Cash and cash equivalents	$30,729	$40,412
Accounts receivable and uncompleted contracts	98,701	93,056
Inventories	155,254	157,059
Other current assets	25,552	26,420
Property, plant and equipment, net	104,931	106,678
Other long-term assets	26,563	27,952
Intangible assets, net	105,930	109,886
Goodwill	58,297	58,282
Total assets	$605,957	$619,745

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$67,795	$69,165
Customer advances and deferred revenue	27,407	24,571
Long-term debt	173,000	173,000
Other liabilities	77,451	82,638
Shareholders' equity	260,304	270,371
Total liabilities and shareholders' equity	$605,957	$619,745

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Three Months Ended
(Unaudited, $ in thousands)	4/3/2021	3/28/2020
Cash flows from operating activities:
Net loss	$(11,909)	$(66,963)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	7,453	7,971
Provisions for non-cash losses on inventory and receivables	1,269	872
Equity-based compensation expense	2,097	1,703
Deferred tax (benefit) expense	(51)	2,050
Operating lease non-cash expense	1,185	1,210
Impairment loss	—	74,408
Other	1,315	968
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(6,010)	13,644
Inventories	430	(7,224)
Accounts payable	(4,171)	6,295
Accrued expenses	(685)	(5,730)
Other current assets and liabilities	961	(557)
Customer advanced payments and deferred revenue	2,915	(490)
Income taxes	(246)	(3,591)
Operating lease liabilities	(1,307)	(1,217)
Supplemental retirement plan and other liabilities	(109)	(99)
Cash flows from operating activities	(6,863)	23,250
Cash flows from investing activities:
Capital expenditures	(1,905)	(2,793)
Cash flows from investing activities	(1,905)	(2,793)
Cash flows from financing activities:
Proceeds from long-term debt	—	150,000
Principal payments on long-term debt	—	(5,000)
Purchase of outstanding shares for treasury	—	(7,732)
Stock option activity	(52)	33
Finance lease principal payments	(501)	(461)
Cash flows from financing activities	(553)	136,840
Effect of exchange rates on cash	(362)	(839)
(Decrease) Increase in cash and cash equivalents	(9,683)	156,458
Cash and cash equivalents at beginning of period	40,412	31,906
Cash and cash equivalents at end of period	$30,729	$188,364

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended
	4/3/2021	3/28/2020	% Change	% of Sales
Aerospace Segment
Commercial Transport	$38,208	$102,775	(62.8)%	36.1%
Military	20,982	18,113	15.8%	19.8%
Business Jet	14,028	15,006	(6.5)%	13.3%
Other	8,198	5,176	58.4%	7.7%
Aerospace Total	81,416	141,070	(42.3)%	76.9%

Test Systems Segment excluding Semiconductor	24,441	14,880	64.3%	23.1%
Total sales excluding Semiconductor	105,857	155,950	(32.1)%	100.0%
Test-Semiconductor	—	1,634	(100.0)%	—%

Total Sales	$105,857	$157,584	(32.8)%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended
	4/3/2021	3/28/2020	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$29,344	$69,456	(57.8)%	27.8%
Lighting & Safety	27,100	37,922	(28.5)%	25.6%
Avionics	14,843	22,143	(33.0)%	14.0%
Systems Certification	878	3,331	(73.6)%	0.8%
Structures	1,053	3,042	(65.4)%	1.0%
Other	8,198	5,176	58.4%	7.7%
Aerospace Total	81,416	141,070	(42.3)%	76.9%

Test Systems Segment excluding Semiconductor	24,441	14,880	64.3%	23.1%
Total sales excluding Semiconductor	105,857	155,950	(32.1)%	100.0%
Test-Semiconductor	—	1,634	(100.0)%	—%

Total Sales	$105,857	$157,584	(32.8)%

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Astronics Corporation Reports 2021 First Quarter Financial Results
May 6, 2021

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Trailing Twelve Months
	6/27/2020	9/26/2020	12/31/2020	4/3/2021	4/3/2021
Sales
Aerospace	$102,573	$82,548	$91,797	$81,416	$358,334
Test Systems (excluding Semi)	19,933	23,373	22,930	24,441	90,677
Sales (excluding Semi)	122,506	105,921	114,727	105,857	449,011
Test-Semiconductor	1,188	585	76	—	1,849
Total Sales	$123,694	$106,506	$114,803	$105,857	$450,860

Bookings
Aerospace	$43,264	$64,956	$74,106	$100,488	$282,814
Test Systems (excluding Semi)	18,230	16,602	41,877	19,497	96,206
Bookings (excluding Semi)	61,494	81,558	115,983	119,985	379,020
Test-Semiconductor	—	—	—	—	—
Total Bookings	$61,494	$81,558	$115,983	$119,985	$379,020

Backlog
Aerospace	$226,364	$208,772	$191,081	$210,153
Test Systems (excluding Semi)	80,161	73,390	92,337	87,393
Backlog (excluding Semi)	306,525	282,162	283,418	297,546
Test-Semiconductor	661	76	—	—
Total Backlog	$307,186	$282,238	$283,418	$297,546	N/A

Book:Bill Ratio [1]
Aerospace	0.42	0.79	0.81	1.23	0.79
Test Systems excl. Semi	0.91	0.71	1.83	0.80	1.06
Total Book:Bill excl. Semi	0.50	0.77	1.01	1.13	0.84

[1] Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which included residual warranty backlog following the divestiture.

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